At RFMD®                                                                            At the Financial Relations Board
Dean Priddy                          Doug DeLieto                           Joe Calabrese
CFO                                     VP, Investor Relations              212-827-3772
336-678-7975                      336-678-7968

FOR IMMEDIATE RELEASE
May 6, 2008

RFMD® ANNOUNCES FISCAL 2008 FOURTH QUARTER RESULTS

Company To Focus On RF Components, Expects To Eliminate Approximately $75 Million In Annual Wireless Systems Expenses

Business Highlights:

   March 2008 Quarterly Revenue Totaled $221.9 Million

  Quarterly Revenue For RFMD's Multi-Market Products Group (MPG) Was Approximately $51 Million, Or 23% Of Revenue

  March 2008 Quarterly GAAP Loss Per Share Was ($0.06)

  March 2008 Quarterly Non-GAAP Diluted Earnings Per Share Equaled $0.01

  GAAP Gross Margin Was 25.7% And Non-GAAP Gross Margin Improved 140 Basis Points To 31.0%

  RFMD Repurchased 30 Million Shares In The March Quarter, Reducing The Total Number Of Shares By Approximately 10%

  June 2008 Quarterly Revenue Is Expected To Be In The Range Of Approximately $230 Million To $245 Million

GREENSBORO, N.C., May 6, 2008 -- RF Micro Devices, Inc. (Nasdaq GS: RFMD), a global leader in the design and manufacture of high-performance semiconductor components, today reported financial results for its fiscal 2008 fourth quarter ended March 29, 2008.  The financial results include a partial quarter of results from Filtronic Compound Semiconductors Ltd ("Filtronic"), which was acquired by RFMD® on February 29, 2008.  Quarterly revenue decreased approximately 13.7% year-over-year and approximately 17.2% sequentially to $221.9 million.  Operating loss was approximately ($31.6) million on a GAAP basis, and operating loss was approximately ($12.1) million on a non-GAAP basis.  Non-GAAP gross margin improved 140 basis points during the quarter, due primarily to the sequential increase in MPG revenue.  Consistent with guidance provided on January 31, 2008, RFMD's March 2008 quarterly revenue reflected relative strength in MPG and a mid-quarter increase in demand related primarily to GSM/GPRS cellular front ends.

Separately today, RFMD announced that it is focusing its investments on RF components, including cellular front ends and other cellular handset components in its Cellular Products Group (CPG) and MPG's high-value RF components.  RFMD is reducing its expenses in wireless systems, including cellular transceivers and GPS solutions.  RFMD will continue to support current generations of POLARIS® products, including POLARIS 2 and POLARIS 3, at leading customers.  RFMD expects these actions will eliminate approximately $75 million in annual product development expenses related to wireless systems.  As a result, RFMD forecasts at least 10% non-GAAP operating income and double-digit return on invested capital (ROIC) by the end of the calendar year.  For more details, please see the press release titled, "RFMD Announces Strategic Restructuring To Leverage Leadership In RF Components And Compound Semiconductors," issued today.

RFMD Product Group Highlights

CPG

  As a result of the strategic restructuring, RFMD expects to eliminate approximately $75 million in annual product development expenses related to wireless systems

  CPG revenue for the quarter was approximately $171 million, or 77% of total revenue

  RFMD experienced a mid-quarter improvement in GSM/GPRS front end unit volume, related primarily to a major customer platform ramp

  RFMD experienced increased design activity during the March 2008 quarter and estimates channel inventory levels have improved significantly, especially in Asia

  RFMD commenced the production ramp of its industry-leading EDGE front ends at a leading handset original equipment manufacturer (OEM) in the March quarter, resulting in production volume shipments to all five of the world's leading handset OEMs

  RFMD experienced strong bookings and increased design activity in WCDMA, driven by multiple customers

  RFMD previously announced the consolidation of its production test facilities for high volume cellular products and anticipates these actions will improve cash flow and profitability by $3.0 million to $3.5 million per year

 MPG

  MPG revenue for the quarter was approximately $51 million, or 23% of total revenue

  The sequential increase in MPG revenue contributed to the 140-basis point improvement in non-GAAP gross margin

  RFMD's March 2008 quarterly results included approximately $7 million in annualized operating expense savings, in line with the previously identified "hard synergies" from the Sirenza Microdevices acquisition

  RFMD expanded its industry-leading RF product portfolio to include microwave and millimeter wave components and introduced InGaP HBT power amplifiers for wireless infrastructure applications across all cellular standards and frequencies

  MPG is on track to release more than 100 new products in fiscal 2009

  MPG is currently booked for double-digit sequential revenue growth in the June quarter and is on track for its fiscal 2009 revenue goal of $250 million

GAAP and non-GAAP financial measures are presented in the tables below, and non-GAAP financial measures are reconciled to the corresponding GAAP financial measures in the financial statement portion of this press release.

GAAP RESULTS
(in millions, except percentages and per share data)	Q4 Fiscal 2008	Q3 Fiscal 2008	% Change vs. Q3 2008	Q4 Fiscal 2007	% Change vs. Q4 2007

Revenue	$221.9	$268.2	(17.2)%	$257.3	(13.7) %
Gross Margin	25.7%	26.2%	(0.5)ppt	35.2%	(9.5)ppt
Operating (Loss) Income	$(31.6)	$(24.4)	29.2%	$21.4	(247.2)%
Net (Loss) Income	$(16.5)	$(15.1)	9.1%	$30.1	(154.6)%
Diluted (LPS) EPS	$(0.06)	$(0.06)	(3.2)%	$0.14	(143.8)%

NON-GAAP RESULTS (excluding share-based compensation, amortization of intangibles, amortization of acquisition-related inventory step-up, acquired in process research and development charge, manufacturing facility relocation and related costs, discontinuation of WLAN chipset development efforts, impairment of intangible license, manufacturing start-up costs, loss on investment, gain on sale of substantially all Bluetooth® assets, restructuring charges, and the tax effect on certain non-GAAP adjustments)

(in millions, except percentages and per share data)	Q4 Fiscal 2008	Q3 Fiscal 2008	% Change vs. Q3 2008	Q4 Fiscal 2007	% Change vs. Q4 2007

Gross Margin	31.0%	29.6%	1.4ppt	35.7%	(4.7)ppt
Operating (Loss) Income	$(12.1)	$6.1	(298.2)%	$25.7	(147.1)%
Net Income	$3.0	$15.4	(80.6)%	$29.2	(89.7)%
Diluted EPS	$0.01	$0.06	(82.8)%	$0.13	(91.8)%

Financial Guidance And Business Outlook

  Revenue in the June 2008 quarter is currently expected to be in the range of $230 million to $245 million, representing 4% to 10% sequential growth

  RFMD forecasts MPG revenue will increase sequentially approximately 15% to 20% in the June 2008 quarter as a result of strength in wireless infrastructure, CATV amplifiers, wireless LAN front ends, RF components for point-to-point digital radio applications and standard, or catalog RF, components

  RFMD forecasts CPG cellular front end revenue will increase 10% to 15% sequentially in the June 2008 quarter, and RFMD expects POLARIS® 3 revenue will increase sequentially in the June quarter, driven by new and existing handset models

  RFMD's CPG revenue guidance reflects significantly reduced expectations for transceiver revenue at RFMD's largest POLARIS 2 customer

  RFMD is engaged in discussions with strategic and financial buyers for some of its wireless systems assets, but is not commenting currently on any potential transactions, including possible proceeds

  RFMD projects approximately $40 million -$50 million in restructuring charges, approximately two-thirds of which is expected to be non-cash, over the next two quarters

  GAAP net loss in the June 2008 quarter is currently expected to be in the range of ($0.03) to ($0.04) per diluted share and does not reflect any restructuring charges resulting from today's announcement

  Non-GAAP net income in the June 2008 quarter is currently expected to be in the range of $0.01 to $0.02 per diluted share, excluding estimated share-based compensation expense and amortization of intangibles of approximately $13 million in the aggregate

The methodology used by RFMD to estimate share-based compensation expense does not factor in items such as new grants, terminations or amounts that may be capitalized in inventory, and the methodology used to estimate amortization of intangibles assumes no additional intangible assets are recorded.  RFMD does not estimate the impact of share-based compensation expense on gross margin or operating expenses and will provide this information with its June 2008 quarterly results.  Accordingly, actual quarterly results may differ from these estimates, and such differences may be material.

Comments From Management
Bob Bruggeworth, president and CEO of RFMD, said, "During the March quarter, RFMD experienced an improved demand environment for our industry-leading RF components.  We commenced high volume shipments of our industry-leading GSM/GPRS front ends to a top-five handset OEM for a major new handset platform, and we experienced a rebound in demand among multiple handset customers based in China.  Additionally, our diversification efforts continued to pay off as steady execution drove MPG revenue to approximately $51 million and as we introduced multiple high-value products for a customer list numbering in the thousands.  In the June quarter, we are positioned for cellular front end market share gains at additional top-five OEMs as new handsets commence production, including a popular music phone for EDGE networks and a highly anticipated WCDMA handset manufactured by a Korea-based OEM.

"Looking forward, RFMD is eliminating all product development expenses related to wireless systems, including cellular transceivers and GPS solutions, and this is expected to unleash the value of a very profitable core RF components business, highlighted by CPG's cellular front ends and other cellular components and MPG's multi-market RF, microwave and millimeter wave components.  As a result, we believe RFMD is positioned for the largest increase in profitability in our Company's history.  Our RF components business consistently generates superior profitability and financial returns in excess of our cost of capital.  We are increasing our focus on this core business and deploying the full force of our assets and resources behind it.  We will continue to support our wireless systems currently in production, including POLARIS 2 and POLARIS 3, and we expect these products to contribute significant operating profit and cash flow over their multi-year product lifecycles."

Dean Priddy, CFO and corporate vice president of administration of RFMD, said, "We believe RFMD is at an inflection point for both financial and strategic leverage.  RFMD projects materially higher profitability as a result of our focus on compound semiconductors and RF components, where we are the established industry leader.  Our progress will be measurable, and we will calculate our success based upon anticipated improvements in operating income and ROIC.  We currently expect at least 10% non-GAAP operating income and double-digit ROIC by the end of the calendar year.  In conjunction with our share repurchase program, these actions demonstrate RFMD's commitment to improving shareholder value."

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), RFMD's earnings release contains the following non-GAAP financial measures: (i) non-GAAP gross margin, (ii) non-GAAP operating (loss) income, (iii) non-GAAP net income, and (iv) non-GAAP net income per diluted share.  Each of these non-GAAP financial measures is adjusted from GAAP results to exclude certain expenses that are outlined in the "Reconciliation of GAAP to Non-GAAP Financial Measures" table on page 10.

In managing RFMD's business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures.  In developing and monitoring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce unit costs with the goal of increasing gross margin.  In addition, management relies upon these non-GAAP financial measures to assess whether research and development efforts are at an appropriate level, and when making decisions about product spending, administrative budgets, and marketing programs.  In addition, we believe that non-GAAP financial measures provide useful supplemental information to investors and enable investors to analyze the results of operations in the same way as management.  We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and to analyze financial performance excluding the effect of certain non-cash expenses, unusual items and share-based compensation expense, which may obscure trends in RFMD's underlying performance.

We believe that these non-GAAP financial measures offer an additional view of RFMD's operations that, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of RFMD's results of operations and the factors and trends affecting RFMD's business.  However, these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our rationale for using these non-GAAP financial measures, as well as their impact on the presentation of RFMD's operations, are outlined below:

     Non-GAAP gross margin.  Non-GAAP gross margin excludes share-based compensation expense, amortization of intangible assets, an adjustment for amortization of acquisition-related inventory step-up and an adjustment for manufacturing facility relocation and related costs.  We believe that exclusion of these costs in presenting non-GAAP gross margin gives management and investors a more effective means of evaluating RFMD's historical performance and projected costs and the potential for realizing cost efficiencies.  We believe that the majority of RFMD's purchased intangibles are not relevant to analyzing current operations because they generally represent costs incurred by the acquired company to build value prior to acquisition, and thus are effectively part of transaction costs rather than ongoing costs of operating RFMD's business.  In this regard, we note that (i) once the intangibles are fully amortized, the intangibles will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time, and (ii) although we set the amortization expense based on useful life of the various assets at the time of the transaction, we cannot influence the timing and amount of the future amortization expense recognition once the lives are established.  Similarly, we believe that presentation of non-GAAP gross margin and other non-GAAP financial measures that exclude the impact of share-based compensation expense assists management and investors in evaluating the period-over-period performance of RFMD's ongoing operations because (i) the expenses are non-cash in nature, and (ii) although the size of the grants is within our control, the amount of expense varies depending on factors such as short-term fluctuations in stock price volatility and prevailing interest rates, which can be unrelated to the operational performance of RFMD during the period in which the expense is incurred and generally is outside the control of management.  Moreover, we believe that the exclusion of share-based compensation expense in presenting non-GAAP gross margin and other non-GAAP financial measures is useful to investors to understand the impact of the expensing of share-based compensation to RFMD's gross margins and other financial measures in comparison to both prior periods as well as to its competitors.  We also believe that the adjustments to margin related to the acquisition of Sirenza (amortization of acquisition-related inventory step-up and an adjustment for manufacturing facility relocation and related costs), do not constitute part of RFMD's ongoing operations and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance.

We believe disclosure of non-GAAP gross margin has economic substance because the excluded expenses do not represent continuing cash expenditures and, as described above, we have little control over the timing and amount of the expenses in question.

     Non-GAAP operating (loss) income.  Non-GAAP operating (loss) income excludes share-based compensation expense, amortization of intangible assets, restructuring charges, gain on sale of substantially all Bluetooth® assets, acquired in process research and development, amortization of acquisition-related inventory step-up, impairment of intangible license, costs associated with the relocation of a manufacturing facility, manufacturing start-up costs, and adjustments associated with the discontinuation of our WLAN chipset development efforts.  We believe that presentation of a measure of operating (loss) income that excludes amortization of intangible assets and share-based compensation expense is useful to both management and investors for the same reasons as described above with respect to our use of non-GAAP gross margin.  We believe that restructuring charges, as well as the expenses and adjustments associated with the discontinuation of our WLAN chipset development efforts, manufacturing start-up costs, gain on sale of substantially all Bluetooth® assets, acquired in process research and development, amortization of acquisition-related inventory step-up, impairment of intangible license, and costs associated with the relocation of a manufacturing facility, do not constitute part of RFMD's ongoing operations and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance.  We believe disclosure of non-GAAP operating (loss) income has economic substance because the excluded expenses are either non-recurring in nature or do not represent current cash expenditures.

     Non-GAAP net income and non-GAAP net income per diluted share.  Non-GAAP net income and non-GAAP net income per diluted share exclude the effects of share-based compensation expense, amortization of intangible assets, restructuring charges, manufacturing start-up costs, gain on sale of substantially all Bluetooth® assets, acquired in process research and development, amortization of acquisition-related inventory step-up, impairment of intangible license, costs associated with the relocation of a manufacturing facility, adjustments associated with the discontinuation of our WLAN chipset development efforts, loss on investment, and also reflect an adjustment of income tax expense associated with the exclusion of certain of these non-GAAP adjustments.  We believe that presentation of measures of net income and net income per diluted share that exclude these items is useful to both management and investors for the reasons described above with respect to non-GAAP gross margin and non-GAAP operating income.  We believe disclosure of non-GAAP net income and non-GAAP net income per diluted share has economic substance because the excluded expenses are either non-recurring in nature, do not represent current cash expenditures, or are variable in nature and thus unlikely to become recurring expenses.

     Limitations of non-GAAP financial measures.  The primary material limitations associated with the use of non-GAAP gross margin, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP net income per diluted share as compared to the most directly comparable GAAP financial measures of gross margin, operating (loss) income, net (loss) income and net (loss) income per diluted share are (i) they may not be comparable to similarly titled measures used by other companies in RFMD's industry, and (ii) they exclude financial information that some may consider important in evaluating our performance.  We compensate for these limitations by providing full disclosure of the differences between these non-GAAP financial measures and the corresponding GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the corresponding GAAP financial measures, to enable investors to perform their own analysis of our gross margin, operating (loss) income, net (loss) income and net (loss) income per diluted share.

RF Micro Devices will conduct a conference call at 5:00 p.m. EDT today to discuss today's press release.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.earnings.com or http://www.rfmd.com (under Investor Info).  A telephone playback of the conference call will be available approximately one hour after the call's completion by dialing 303-590-3000 and entering pass code 11111145.

About RFMD:

About RFMD: RF Micro Devices, Inc. (Nasdaq GS: RFMD) is a global leader in the design and manufacture of high-performance semiconductor components.  RFMD's products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), CATV/broadband and aerospace and defense markets.  RFMD is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world's leading mobile device, customer premises and communications equipment providers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with our planned exit from our wireless systems business, including cellular transceivers and GPS solutions, the risk that restructuring charges may be greater than originally anticipated and that the cost savings and other benefits from the restructuring may not be achieved, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES®, RFMD® and POLARIS™ TOTAL RADIO™ are trademarks of RFMD, LLC.  All other trade names, trademarks and registered trademarks are the property of their respective owners.

Tables To Follow

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 29, 2008 (1)	March 31, 2007

Total revenue	$221,926	$257,270

Costs and expenses:
Cost of goods sold	164,961	166,704
Research and development	56,941	47,095
Marketing and selling	17,817	12,963
General and administrative	12,460	8,448
Other operating expense	1,297	625

Total costs and expenses	253,476	235,835

Operating (loss) income	(31,550)	21,435
Other income	3,580	2,047

(Loss) Income before income taxes	$(27,970)	$23,482
Income tax benefit	11,519	6,651

Net (loss) income	$(16,451)	$30,133

Net (loss) income per share, diluted	$(0.06)	$0.14

Weighted average outstanding diluted shares	276,085	228,937

(1) Management is currently evaluating the impact, if any, on fiscal 2008 financial results related to the strategic restructuring announced today.  Accordingly, financial results shown may be impacted.

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Twelve Months Ended
	March 29, 2008 (Unaudited) (1)	March 31, 2007 (Audited)

Total revenue	$957,552	$1,023,615

Costs and expenses:
Cost of goods sold	681,314	666,755
Research and development	207,362	184,979
Marketing and selling	57,330	53,863
General and administrative	42,080	37,301
Other operating expense (income)	19,085	(33,834)

Total costs and expenses	1,007,171	909,064

Operating (loss) income	(49,619)	114,551
Loss on investment	(521)	(33,959)
Other income	23,512	5,807

(Loss) Income before income taxes	$(26,628)	$86,399
Income tax benefit (expense)	33,163	(2,983)

Net income	$6,535	$83,416

Net income per share, diluted	$0.03	$0.39

Weighted average outstanding diluted shares	230,450	226,513

(1) Management is currently evaluating the impact, if any, on fiscal 2008 financial results related to the strategic restructuring announced today.  Accordingly, financial results shown may be impacted.

RF MICRO DEVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 29,	December 29,	March 31,
	2008 (1)	2007	2007

GAAP operating (loss) income	$(31,550)	$(24,416)	$21,435
Share-based compensation expense	4,645	4,711	3,088
Amortization of intangible assets	7,682	4,706	567
Acquired in process research and development	-	13,860	-
Gain on sale of substantially all Bluetooth® assets	-	-	(67)
Amortization of acquisition-related inventory step-up	5,482	3,980	-
Restructuring charges related to sale of substantially all Bluetooth® assets	-	-	668
Impairment of intangible license	-	1,221	-
Restructuring charges related to the integration of Sirenza	975	691	-
Manufacturing start-up costs	299	838	-
Manufacturing facility relocation and related costs	337	488	-
Discontinuation of WLAN chipset development efforts	23	31	26
Non-GAAP operating (loss) income	(12,107)	6,110	25,717

GAAP net (loss) income	(16,451)	(15,077)	30,133
Share-based compensation expense	4,645	4,711	3,088
Amortization of intangible assets	7,682	4,706	567
Acquired in process research and development	-	13,860	-
Gain on sale of substantially all Bluetooth® assets	-	-	(67)
Amortization of acquisition-related inventory step-up	5,482	3,980	-
Restructuring charges related to sale of substantially all Bluetooth® assets	-	-	668
Impairment of intangible license	-	1,221	-
Restructuring charges related to the integration of Sirenza	975	691	-
Manufacturing start-up costs	299	838	-
Manufacturing facility relocation and related costs	337	488	-
Discontinuation of WLAN chipset development efforts	23	31	26
Loss on investment	-	-	94
Tax effect on certain non-GAAP adjustments	-	-	(5,316)

Non-GAAP net income	2,992	15,449	29,193
Plus: Income impact of assumed conversions for interest on 1.50% convertible notes	-	669	1,015
Non-GAAP net income plus assumed conversion of notes-Numerator for diluted income per share	$2,992	$16,118	$30,208

GAAP weighted average outstanding diluted shares	276,085	244,985	228,937
Adjustments:
Diluted stock options	1,793	4,408	-
Assumed conversion of 1.50% convertible notes	-	30,144	-
Non-GAAP weighted average outstanding diluted shares	277,878	279,537	228,937

Non-GAAP net income per share, diluted	$0.01	$0.06	$0.13

GAAP gross margin percentage	25.7%	26.2%	35.2%
Adjustment for amortization of acquisition-related inventory step-up	2.5%	1.5%	-
Adjustment for share-based compensation	0.2%	0.4%	0.3%
Adjustment for manufacturing facility relocation and related costs	0.1%	0.2%	-
Adjustment for intangible amortization	2.5%	1.3%	0.2%
Non-GAAP gross margin percentage	31.0%	29.6%	35.7%

 (1) Management is currently evaluating the impact, if any, on fiscal 2008 financial results related to the strategic restructuring announced today.  Accordingly, financial results shown may be impacted.

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 29, 2008 (Unaudited) (2)	March 31, 2007 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$129,750	$229,034
Short-term investments	99,877	89,678
Accounts receivable, net	115,629	102,307
Inventories	190,753	112,975
Other current assets	61,935	46,445
Total current assets	597,944	580,439

Property and equipment, net	430,237	373,455
Goodwill	720,289	114,897
Long-term investments	27,300	617
Intangible assets, net	205,072	8,486
Other assets	140,156	11,740
Total assets	$2,120,998	$1,089,634

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$133,731	$108,929
Current portion - long-term debt	4,523	4,151
Other short-term liabilities, net	283	136
Total current liabilities	138,537	113,216

Long-term debt, net	616,698	245,709
Other long-term liabilities	126,337	11,042
Total liabilities	881,572	369,967

Shareholders' equity:
Total shareholders' equity	1,239,426	719,667

Total liabilities and shareholders' equity	$2,120,998	$1,089,634

(2) Management is currently evaluating the impact, if any, on fiscal 2008 financial results related to the strategic restructuring announced today, and management is currently evaluating balance sheet classification adjustments related to deferred taxes and purchase accounting adjustments.  Accordingly, financial results shown may be impacted.